UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE TO
Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934
UNICA CORPORATION
(Name of Subject Company (Issuer) and Filing Person (Offeror))
Options to Purchase Common Stock, $0.01 Par Value Per Share
(Title of Class of Securities)
904583101
(CUSIP Number of Common Stock Underlying Class of Securities)
Yuchun Lee
President and Chief Executive Officer
Unica Corporation
170 Tracer Lane
Waltham, Massachusetts 02451
(781) 839-8000
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications On Behalf of Filing Person)
Copy to:
Philip P. Rossetti
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
(617) 526-6439
CALCULATION OF REGISTRATION FEE

Transaction Valuation*	Amount of Filing Fee**
$1,151,000	$45.23

*	Estimated solely for purposes of calculating the amount of the filing fee. The calculation of the Transaction Valuation assumes that all options to purchase shares of the issuer’s common stock that may be eligible for exchange in the offer will be tendered pursuant to this offer. These options cover an aggregate of 967,177 shares of the issuer’s common stock and have an aggregate value of $1,151,000 as of January 9, 2009, calculated based on a Black–Scholes option pricing model.

**	The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $39.30 per $1,000,000 of the aggregate amount of the Transaction Valuation (or .00003930 of the aggregate Transaction Valuation). The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.
☐	Check the box if any part of the fee is offset as provided by Rule 0–11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Not applicable.	Filing Party: Not applicable.
Form or Registration No.: Not applicable.	Date Filed: Not applicable.
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
☐	third party tender offer subject to Rule 14d–1.

☑	issuer tender offer subject to Rule 13e–4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

Item 1. Summary Term Sheet
Item 2. Subject Company Information
Item 3. Identity and Background of Filing Person
Item 4. Terms of the Transaction
Item 5. Past Contacts, Transactions, Negotiations and Agreements
Item 6. Purposes of the Transaction and Plan or Proposals
Item 7. Source and Amount of Funds or Other Consideration
Item 8. Interest in Securities of the Subject Company
Item 9. Persons/Assets, Retained, Employed, Compensated or Used
Item 10. Financial Statements
Item 11. Additional Information
Item 12. Exhibits
Item 13. Information Required by Schedule 13E-3
SIGNATURE
Index to Exhibits
Ex-(a)(1)(A) Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants dated January 20, 2009
Ex-(a)(1)(B) Form of E-Mail Announcement of Offer to Exchange
Ex-(a)(1)(C) Election Form
Ex-(a)(1)(D) Notice of Withdrawal
Ex-(a)(1)(E) Form of Communication to Eligible Optionholders Participating in the Exchange Offer
Ex-(a)(1)(F) Form of Communication to Eligible Optionholders Confirming Receipt of Notice
Ex-(a)(1)(G) Form of Confirmation Letter to Eligible Optionholders Participating in the Exchange Offer
Ex-(a)(1)(H) Form of Communication to Eligible Optionholders Rejecting the Election Form Under the Exchange Offer
Ex-(a)(1)(I) Form of Communication to Eligible Optionholders Rejecting the Notice of Withdrawal under the Exchange Offer
Ex-(a)(1)(J) Form of Reminder E-Mail to Eligible Optionholders

Item 1. Summary Term Sheet.
     The information set forth under “Summary Term Sheet–Questions and Answers” in the Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants, dated January 20, 2009 (the “Exchange Offer”), attached hereto as Exhibit (a)(1)(A), is incorporated herein by reference.
Item 2. Subject Company Information.
     (a) Name and Address. The issuer is Unica Corporation, a Delaware corporation (the “Company”). The Company’s principal executive offices are located at 170 Tracer Lane, Waltham, Massachusetts 02451 and the telephone number of its principal executive offices is (781) 839-8000.
     (b) Securities. This Tender Offer Statement on Schedule TO relates to an offer by the Company to certain employees who hold options (the “Eligible Optionholders”) to exchange some or all of their outstanding options granted under the Company’s 2005 Stock Incentive Plan (the “Plan”) to purchase shares of the Company’s common stock, par value $0.01 per share, with a per share exercise price greater than or equal to $10.00 (the “Eligible Option Grants”). Eligible Optionholders tendering Eligible Option Grants will receive new options to be granted under the Plan in exchange for their tendered options. This offer is being made upon the terms and subject to the conditions set forth in the Exchange Offer and in the related accompanying Election Form, attached hereto as Exhibit (a)(1)(C). As of January 1, 2009, there were outstanding Eligible Option Grants to purchase an aggregate of 967,177 shares of the Company’s common stock.
     The information set forth in the Exchange Offer under “Summary Term Sheet–Questions and Answers,” Section 1 (“Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer”), Section 5 (“Acceptance of Eligible Option Grants for Exchange; Issuance of New Option Grants”), Section 7 (“Price Range of Our Common stock”) and Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”) is incorporated herein by reference.
     (c) Trading Market and Price. The information set forth in the Exchange Offer under Section 7 (“Price Range of Common stock”) is incorporated herein by reference.
Item 3. Identity and Background of Filing Person.
     (a) Name and Address. The information set forth under Item 2(a) above and in the Exchange Offer under Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference. The Company is both the filing person and the subject company.
Item 4. Terms of the Transaction.
     (a) Material Terms. The information set forth in the Exchange Offer under “Summary Term Sheet–Questions and Answers,” Section 1 (“Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer”), Section 3 (“Procedures for Tendering

Eligible Option Grants”), Section 4 (“Withdrawal Rights”), Section 5 (“Acceptance of Eligible Option Grants for Exchange; Issuance of New Option Grants”), Section 6 (“Conditions of This Exchange Offer”), Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”), Section 11 (“Status of Eligible Option Grants Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer”), Section 13 (“Material United States Tax Consequences”), and Section 14 (“Extension of Exchange Offer; Termination; Amendment”) is incorporated herein by reference.
     (b) Purchases. The information set forth in the Exchange Offer under Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference.
Item 5. Past Contacts, Transactions, Negotiations and Agreements.
     (e) Agreements Involving the Subject Company’s Securities. The information set forth in the Exchange Offer under Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference. The Plan and related option agreements and other agreements relating to executive officer option grants included with the Exchange Offer and attached hereto as Exhibits (d)(1)-(d) (5) also contain information regarding the subject company.
Item 6. Purposes of the Transaction and Plan or Proposals.
     (a) Purposes. The information set forth in the Exchange Offer under Section 2 (“Purpose of This Exchange Offer”) is incorporated herein by reference.
     (b) Use of Securities Acquired. The information set forth in the Exchange Offer under Section 5 (“Acceptance of Eligible Option Grants for Exchange; Issuance of New Option Grants”) and Section 11 (“Status of Eligible Option Grants Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer”) is incorporated herein by reference.
     (c) Plans. The information set forth in the Exchange Offer under Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference.
Item 7. Source and Amount of Funds or Other Consideration.
     (a) Source of Funds. The information set forth in the Exchange Offer under Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”) and Section 15 (“Fees and Expenses”) is incorporated herein by reference.
     (b) Conditions. Not applicable.
     (d) Borrowed Funds. Not applicable.

Item 8. Interest in Securities of the Subject Company.
     (a) Securities Ownership. The information set forth in the Exchange Offer under Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference.
     (b) Securities Transactions. The information set forth in the Exchange Offer under Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference.
Item 9. Persons/Assets, Retained, Employed, Compensated or Used.
     Not applicable.
Item 10. Financial Statements.
     (a) Financial Information. The information set forth in Item 8 (“Financial Statements and Supplementary Data”) of the Company’s Annual Report on Form 10–K for the year ended September 30, 2008 and the information set forth in the Exchange Offer under Section 9 (“Information Concerning Us; Financial Information”) and Section 16 (“Additional Information”) is incorporated herein by reference.
     (b) Pro Forma Information. Not applicable.
Item 11. Additional Information.
     (a) Agreements, Regulatory Requirements and Legal Proceedings.
     (1) The information set forth in the Exchange Offer under “Risk Factors,” Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference.
     (2) The information set forth in the Exchange Offer under Section 12 (“Legal Matters; Regulatory Approvals”) is incorporated herein by reference.
     (3) Not applicable,
     (4) Not applicable.
     (5) Not applicable.
     (b) Other Material Information. Not applicable.
Item 12. Exhibits.

Exhibit No.	Description

(a)(1)(A)	Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants dated January 20, 2009

(a)(1)(B)	Form of E-Mail Announcement of Offer to Exchange

Exhibit No.	Description

(a)(1)(C)	Election Form

(a)(1)(D)	Notice of Withdrawal

(a)(1)(E)	Form of Communication to Eligible Optionholders Participating in the Exchange Offer Confirming Receipt of Election Form

(a)(1)(F)	Form of Communication to Eligible Optionholders Confirming Receipt of Notice of Withdrawal

(a)(1)(G)	Form of Confirmation Letter to Eligible Optionholders Participating in the Exchange Offer

(a)(1)(H)	Form of Communication to Eligible Optionholders Rejecting the Election Form Under the Exchange Offer

(a)(1)(I)	Form of Communication to Eligible Optionholders Rejecting the Notice of Withdrawal under the Exchange Offer

(a)(1)(J)	Form of Reminder E-Mail to Eligible Optionholders

(a)(1)(K)	Annual Report on Form 10-K for the year ended September 30, 2008 filed with the Securities and Exchange Commission on December 15, 2008 (SEC File No. 000-51461) and incorporated herein by reference

(b)	Not applicable

(d)(1)	2005 Stock Incentive Plan, as amended (filed as an exhibit to the Company’s Quarterly Report on Form 10–Q filed with the Securities and Exchange Commission on May 15, 2006 (SEC File No. 000–51461) and incorporated herein by reference)

(d)(2)	Form of Incentive Stock Option Agreement pursuant to the 2005 Stock Incentive Plan (filed as an exhibit to the Company’s registration statement on Form S-l (SEC File No. 333-120615) and incorporated herein by reference)

(d)(3)	Form of Executive Retention Agreement (filed as an exhibit to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on December 17, 2008 (SEC File No. 000-51461) and incorporated herein by reference)

(d)(4)	Registration Rights Agreement, dated as of November 24, 1999, by and among the Company and the parties named therein, as amended (filed as an exhibit to the Company’s registration on statement on Form S-1 (SEC File No. 333-120615) and incorporated herein by reference)

(d)(5)	Form of Nonstatutory Stock Option Agreement pursuant to the 2005 Stock Incentive Plan (filed as an exhibit to the Company’s registration statement on Form S-1 (SEC File No. 333-120615) and incorporated herein by reference)

(g)	Not applicable

Exhibit No.	Description

(h)	Not applicable
Item 13. Information Required by Schedule 13E–3.
     Not applicable.

SIGNATURE
After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

UNICA CORPORATION

By: Name:	/s/ Yuchun Lee Yuchun Lee
Title:	Chief Executive Officer
Date: January 20, 2009

Index to Exhibits

Exhibit No.	Description

(a)(1)(A)	Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants dated January 20, 2009

(a)(1)(B)	Form of E-Mail Announcement of Offer to Exchange

(a)(1)(C)	Election Form

(a)(1)(D)	Notice of Withdrawal

(a)(1)(E)	Form of Communication to Eligible Optionholders Participating in the Exchange Offer Confirming Receipt of Election Form

(a)(1)(F)	Form of Communication to Eligible Optionholders Confirming Receipt of Notice of Withdrawal

(a)(1)(G)	Form of Confirmation Letter to Eligible Optionholders Participating in the Exchange Offer

(a)(1)(H)	Form of Communication to Eligible Optionholders Rejecting the Election Form Under the Exchange Offer

(a)(1)(I)	Form of Communication to Eligible Optionholders Rejecting the Notice of Withdrawal under the Exchange Offer

(a)(1)(J)	Form of Reminder E-Mail to Eligible Optionholders

(a)(1)(K)	Annual Report on Form 10-K for the year ended September 30, 2008 filed with the Securities and Exchange Commission on December 15, 2008 (SEC File No. 000-51461) and incorporated herein by reference

(b)	Not applicable

(d)(1)	2005 Stock Incentive Plan, as amended (filed as an exhibit to the Company’s Quarterly Report on Form 10–Q filed with the Securities and Exchange Commission on May 15, 2006 (SEC File No. 000–51461) and incorporated herein by reference)

(d)(2)	Form of Incentive Stock Option Agreement entered into with executive officers pursuant to the 2005 Stock Incentive Plan (filed as an exhibit to the Company’s registration statement on Form S-l (File No. 333-120615) and incorporated herein by reference)

(d)(3)	Form of Executive Retention Agreement (filed as an exhibit to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on

Exhibit No.	Description

December 17, 2008 (SEC File No. 000-51461) and incorporated herein by reference)

(d)(4)	Registration Rights Agreement, dated as of November 24, 1999, by and among the Company and the parties named therein, as amended (filed as an exhibit to the Company’s registration on statement on Form S-1 (SEC File No. 333-120615) and incorporated herein by reference)

(d)(5)	Form of Nonstatutory Stock Option Agreement pursuant to the 2005 Stock Incentive Plan (filed as an exhibit to the Company’s registration statement on Form S-1 (SEC File No. 333-120615) and incorporated herein by reference)

(g)	Not applicable

(h)	Not applicable